Exhibit 10.15

TV Shopping Mall Intellectual Property Rights Licensing Agreement

1.	Parties

1.1	Licensor

Full legal name: DNF Group Sdn. Bhd.

Legal address: Level 10, Wisma IAV, Jalan Pasar, 55100 Kuala Lumpur
Contact person: Gary Chaw Cheng Fei

Contact number: +6012 830 0534 Email:
gary@suke.network

1.2	Licensee

Full legal name: Stenella Asia Limited

Legal address: 1/F, 156 Main Street, Stanley, Hong Kong SAR, China
Contact person: Lo Chung Tat

Contact number: 852 9012 0788
Email: chungtat1o3@gmail.com

2.	Recitals

WHEREAS, the Licensor is the legitimate owner of certain intellectual property rights relevant to the TV shopping mall business, including but not limited to trademarks, copyrights, and trade secrets (collectively referred to as “IP Rights”), and has the right to license others to use these IP Rights;

WHEREAS, these IP rights are currently under broadcasting in free-to-air as well as via OTT in Malaysia with substantial reach to Malaysian Bahasa TV viewers.

WHEREAS, the Licensee desires to obtain a license to use the Licensor’s IP Rights in connection with its business operations related to similar activities in places other than Malaysia by capitalizing these IPs rights assimilation into Bahasa community in Malaysia.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

3.	Grant of License

3.1	Scope of License

The Licensor hereby grants to the Licensee an exclusive license to use the IP Rights anywhere other than Malaysia during the term of this Agreement. The license is limited to the following purposes:

1.	For promoting, advertising, and marketing the Licensee’s products and services that are allowed in the Territory of broadcasting.

2.	Incorporating the relevant IP Rights into the packaging, labeling, and design of the Licensee’s products sold through the TV shopping mall, provided that such use complies with all applicable laws and regulations and does not cause any damage to the reputation of the IP Rights.

3.	The Licensee is entitled to place the TV Shopping Mall in platforms other than TV broadcasting but such cannot be directed to Malaysia

4.	The Licensee is entitled to appoint sub-agents, other operators, and/or personnels in any of the Territory under this Agreement in whole or in part of this exclusive licensee.

5.	The Licensee shall hold the Licensor harmless in any dealings of the Licensee and other parties.

6.	The Licensor will not be in any party in any of the dealings of the Licensor and its respective counterparties. As such, the Licensee shall indemnify the Licensor for any potential damages arising from the Licensee’s dealings with its respective counterparties.

3.2	Exclusions

The license granted herein does not include the right for the Licensee to sublicense the IP Rights to any third party without the prior written consent of the Licensor. The Licensee shall not use the IP Rights for any purpose other than those explicitly permitted in this Agreement. In particular, the Licensee shall not use the IP Rights in a manner that may cause confusion among consumers as to the source of products or services, or in a way that may dilute the distinctiveness of the IP Rights.

4.	Term of Agreement

4.1	Effective Date

This Agreement shall become effective on the date when it is duly executed by both Parties (the “Effective Date”).

4.2	Expiration Date

The term of this license shall be 5 years, commencing from the Effective Date and expiring on 5 years after the Effective Date. Unless otherwise terminated in accordance with the provisions of this Agreement, at the expiration of the term, the Licensee’s right to use the IP Rights shall automatically cease. The Licensee has right to request for a renewal of the Agreement on the same term for another period of 5 years but sucn notice must be served within 6 months prior to the expiration of this Agreement.

4.3	Renewal

The Parties may, by mutual written agreement, renew this Agreement for an additional term. The renewal application shall be submitted by the Licensee to the Licensor no less than 90days prior to the expiration of the current term. The terms and conditions of the renewal shall be subject to negotiation between the Parties, taking into account factors such as market conditions, the Licensee’s performance during the previous term, and any changes in relevant laws and regulations.

5.	Royalty and Payment

5.1	Deposit

The Licensee agrees to pay a deposit of US$50,000 to the Licensor within 120 days from the end of the calendar year of signing this Agreement. The deposit shall be credited toward the One-time Licensing Fees.

5.2	One-time Licensing Fee

The Licensee shall pay to the Licensor a one-time non-refundable Licensing Fee of USD800,000 which shall be incurred upon signing of this Agreement.

5.3.	Royalty Calculation

The Licensee shall pay to the Licensor a royalty for the use of the IP Rights. The royalty shall be USD600,000 per annum starting from the effective date of this Agreement.

5.4	Payment Schedule

The Licensee shall pay to the Licensor One-time Licensing Fee upon the same time as the first Royalty payment. The Licensee shall make royalty payments to the Licensor on an annual basis. The Royalty payment shall be made within 30 days after the end of each payment period. The first payment period shall be from the effective date of this Agreement for one year. Similarly the following payment periods shall be the immediate year from the ending of the last payment period.

5.5	Payment Method

All payments shall be made in the “US Dollars” or any acceptable currency in Malaysia with the mid-rate as published by any major banks. The Licensor shall provide the Licensee with detailed bank account information for payment purposes.

6.	Rights and Obligations of the Parties

6.1	Rights and Obligations of the Licensor

6.1.1	Rights:

1.	The Licensor has the right to monitor and inspect the Licensee’s use of the IP Rights to ensure compliance with the terms of this Agreement.

2.	In the event of a breach by the Licensee, the Licensor has the right to take appropriate measures, including but not limited to terminating the license, demanding compensation for damages, and taking legal actions.

6.1.2	Obligations:

1.	The Licensor warrants that it is the legitimate owner of the IP Rights and has the right to grant the license under this Agreement. The Licensor shall ensure that the IP Rights are free from any third - party claims during the term of the license.

2.	The Licensor shall provide the Licensee with necessary documentation and information related to the IP Rights, such as trademark registration certificates, copyright registration certificates, and technical specifications (if applicable), to facilitate the Licensee’s use of the IP Rights.

3.	The Licensor shall not interfere with the Licensee’s legitimate use of the IP Rights within the scope permitted by this Agreement.

6.2	Rights and Obligations of the Licensee

6.2.1	Rights:

1.	The Licensee has the right to use the IP Rights in accordance with the terms and conditions of this Agreement for the permitted purposes.

2.	The Licensee has the right to request the Licensor to provide reasonable technical support and assistance in connection with the use of the IP Rights, if necessary.

6.2.2	Obligations:

1.	The Licensee shall use the IP Rights only within the scope and for the purposes permitted by this Agreement. The Licensee shall not modify, alter, or sublicense the IP Rights without the prior written consent of the Licensor.

2.	The Licensee shall comply with all applicable laws and regulations in relation to the use of the IP Rights. The Licensee shall ensure that its use of the IP Rights does not cause any harm to the reputation or goodwill of the IP Rights.

3.	The Licensee shall keep accurate records of its use of the IP Rights and related sales revenues (if relevant to royalty calculation) for a period of 5 years. These records shall be made available to the Licensor for inspection upon reasonable notice.

4.	The Licensee shall promptly notify the Licensor in writing of any actual or suspected infringement of the IP Rights by a third party that comes to the Licensee’s attention.

7.	Intellectual Property Protection

7.1	Maintenance of IP Rights

The Licensor shall be responsible for maintaining the validity of the IP Rights, including but not limited to paying relevant fees for trademark renewals, copyright registrations, and other necessary procedures. The Licensee shall cooperate with the Licensor in providing any information or assistance required for the maintenance of the IP Rights.

7.2	Infringement by Third Parties

In the event of an infringement of the IP Rights by a third party, the Licensor shall have the primary right to take legal action against the infringing party. However, the Licensee shall provide the Licensor with all relevant information and evidence regarding the infringement that is in the Licensee’s possession. If the Licensor requests the Licensee’s assistance in legal proceedings, the Licensee shall cooperate to the extent reasonably required.

Any damages or compensation obtained from the legal action against the third - party infringer shall be first used to cover the costs and expenses of the legal proceedings. The remaining amount shall be distributed between the Parties as follows: the Licensor and the Licensee shall share equally.

7.3	Infringement by the Licensee

If the Licensor discovers that the Licensee has infringed the IP Rights or used the IP Rights in a manner not permitted by this Agreement, the Licensor shall notify the Licensee in writing. The Licensee shall immediately cease the infringing activity and take corrective measures as required by the licensor. In addition, the Licensee shall compensate the Licensor for any damages suffered as a result of the infringement.

8.	Confidentiality

8.1	Definition of Confidential Information

For the purposes of this Agreement, “Confidential Information” shall include all information disclosed by either Party to the other Party, whether in written, oral, or electronic form, that is marked as confidential or should reasonably be considered confidential under the circumstances. Confidential Information includes, but is not limited to, the IP Rights, business plans, marketing strategies, customer lists, financial information, and any technical or non - technical information related to the Parties’ businesses.

8.2	Obligation of Confidentiality

Each Party shall keep the Confidential Information of the other Party confidential and shall not disclose such Confidential Information to any third party without the prior written consent of the disclosing Party. The receiving Party shall use the Confidential Information only for the purposes of this Agreement. The obligation of confidentiality shall survive the termination or expiration of this Agreement for a period of 3 years.

8.3	Exceptions

The obligation of confidentiality shall not apply to information that:

1.	Is already known to the receiving Party prior to the disclosure by the disclosing Party, as evidenced by written records;

2.	Becomes publicly available through no fault of the receiving Party;

3.	Is required to be disclosed by law, court order, or regulatory authority, provided that the receiving Party gives the disclosing Party prior written notice of such required disclosure (to the extent legally permitted) and makes reasonable efforts to limit the scope of disclosure.

9.	Termination

9.1	Termination by Mutual Agreement

This Agreement may be terminated at any time by mutual written agreement of the Parties.

9.2	Termination for Breach

If either Party materially breaches any provision of this Agreement and fails to cure such breach within 14 days after receiving written notice from the non - breaching Party, the non - breaching Party shall have the right to terminate this Agreement immediately by giving written notice to the breaching Party. Material breaches include, but are not limited to, failure to pay royalties, unauthorized use of the IP Rights, and violation of the confidentiality obligation.

9.3	Termination for Insolvency

If either Party becomes insolvent, files for bankruptcy, makes an assignment for the benefit of creditors, or is subject to any similar proceeding under applicable law, the other Party shall have the right to terminate this Agreement immediately by giving written notice.

9.4	Effects of Termination

Upon termination of this Agreement:

1.	The Licensee’s right to use the IP Rights shall immediately cease. The Licensee shall destroy or return to the Licensor all materials, products, and documents that contain the IP Rights, as well as any copies thereof, within 14 days after the termination date.

2.	The Licensee shall pay all outstanding royalties and other amounts due to the Licensor up to the date of termination.

3.	Each Party shall return or destroy all Confidential Information of the other Party in its possession and certify in writing to the other Party that it has done so.

4.	The rights and obligations of the Parties under Sections 7 (Intellectual Property Protection), 8 (Confidentiality), 10 (Liability and Indemnification), and 11 (Governing Law and Dispute Resolution) shall survive the termination of this Agreement.

10.	Liability and Indemnification

10.1	Liability Limitation

Except for liability arising from willful misconduct or gross negligence, in no event shall either Party be liable to the other Party for any indirect, incidental, special, consequential, or punitive damages, including but not limited to loss of profits, loss of business opportunities, or damage to reputation, arising out of or in connection with this Agreement.

10.2	Indemnification

Each Party shall indemnify, defend, and hold harmless the other Party from and against any and all claims, lawsuits, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or in connection with:

1.	The indemnifying Party’s breach of any provision of this Agreement;

2.	The indemnifying Party’s use of the IP Rights (in the case of the Licensee) or the grant of the license (in the case of the Licensor) in a manner that violates any applicable laws or regulations;

3.	Any claim of intellectual property infringement or other third • party rights violation related to the IP Rights or the Licensee’s use thereof, provided that the indemnified Party promptly notifies the indemnifying Party of such claim and cooperates with the indemnifying Party in the defense of such claim.

11.	Governing Law and Dispute Resolution

11.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

11.2	Dispute Resolution

Any dispute arising out of or in connection with this Agreement shall be first resolved through friendly negotiation between the Parties. If the Parties are unable to resolve the dispute through negotiation within 21 days, either Party may submit the dispute to Malaysia authority for arbitration/ litigation.

1.	Arbitration: In the case of arbitration, the arbitration shall be conducted in Malaysia in accordance with the rules of Malaysia. The language of the arbitration shall be in English. The arbitration award shall be final and binding on both Parties.

2.	Litigation: In the case of litigation, the Parties hereby submit to the exclusive jurisdiction of the courts of Malaysia.

12.	Miscellaneous

12.1	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, understandings, and negotiations between the Parties relating to such subject matter.

12.2	Amendment and Waiver

No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties. No waiver of any breach of this Agreement shall be construed as a waiver of any subsequent breach.

12.3	Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The Parties shall negotiate in good faith to replace the invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that comes as close as possible to the original intent of the Parties.

12.4	Assignment

Neither Party may assign its rights and obligations under this Agreement to any third party without the prior written consent of the other Party. However, the Licensor may assign its rights and obligations to an affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets related to the IP Rights, provided that the assignee assumes all of the Licensor’s obligations under this Agreement.

12.5	Notices

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by registered mail (return receipt requested), or sent by electronic mail to the following addresses (or to such other addresses as a Party may specify by notice in accordance with this section):

1.	For the Licensor:

1.	Address: Level 10, Wisma IAV, Jalan Pasar, 55100 Kuala Lumpur

2.	Attention: Dato’ Mizal Bin Zaini

3.	Email: dac@suke.network

2.	For the Licensee:

1.	Address: 1/F., 156 Main Street, Stanley, Hong Kong SAR, China

2.	Attention: Lo Chung Tat

3.	Email: chungtatlo3@gmail.com The date of receipt of the notice shall be:

1.	lf delivered personally, on the date of delivery;

2.	If sent by registered mail, on the date shown on the return receipt;

3.	If sent by electronic mail, on the date of successful transmission, provided that no notice of non - delivery is received.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

The Licensor: DNF Group Sdn. Bhd.

/s/ Dato’ Mizal Bin Zaini
Name:	Dato’ Mizal Bin Zaini
Title:	Director
Date:	September 23, 2024

The Licensee: Stenella Asia Limited

/s/ Lo Chung Tat
Name:	Lo Chung Tat
Title:	Director
Date:	September 23, 2024